Exhibit 99.1

Biofrontera Inc. Announces Preliminary Revenues for the Fourth Quarter and Full Year 2023

January 11, 2024 / Biofrontera Inc. (Nasdaq:BFRI), a biopharmaceutical company specializing in the commercialization of dermatological products, today announced preliminary, unaudited revenues for the three and twelve months ended December 31, 2023.

Biofrontera achieved 2023 revenue of approximately $33.8 million to $34.3 million, a record high and up approximately 19% growth compared with 2022. Revenues for the fourth quarter of 2023 are anticipated to be in the range of approximately $10.4 million to $10.9 million, an increase of approximately 5% compared with the fourth quarter of 2022. After a slow start in the first quarter of the year, Biofrontera grew revenues significantly over the following quarters. Sales increased strongly between 34% and 37% in the second half of the year compared to the prior year. The very strong growth in the third quarter was supported by a price increase on October 1 and some buy-in of customers. While our fourth quarter sales grew a little less than expected from that, we could still maintain the growth trajectory in the quarter, resulting in our solid second half year growth.

The preliminary, unaudited revenues described in this press release are estimates only and are based on currently available information. Final results may vary from the preliminary revenue estimates. Biofrontera expects to report financial results for the fourth quarter and full year 2023 in March 2024. Details concerning that announcement and conference call will be provided in the coming weeks.

About Biofrontera Inc.

Biofrontera Inc. is a U.S.-based biopharmaceutical company commercializing a portfolio of pharmaceutical products for the treatment of dermatological conditions with a focus on photodynamic therapy (PDT) and topical antibiotics. The Company’s licensed products are used for the treatment of actinic keratoses, which are pre-cancerous skin lesions, as well as impetigo, a bacterial skin infection. For more information, visit www.biofrontera-us.com.

Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, as amended to date. These statements include, but are not limited to, the Company’s preliminary revenues for the three and twelve months ended December 31, 2023, statements relating to the Company’s business and marketing strategy, the development of the Company’s sales and marketing teams and the potential to expand the label of Ameluz®. We have based these forward-looking statements on our current expectations and projections about future events, nevertheless, actual results or events could differ materially from the plans, intentions and expectations disclosed in, or implied by, the forward-looking statements we make. These risks and uncertainties, many of which are beyond our control, including, but not limited to, the impact of any extraordinary external events; any changes in the Company’s relationship with its licensors; the ability of the Company’s licensors to fulfill their obligations to the Company in a timely manner; the Company’s ability to achieve and sustain profitability; whether the current global disruptions in supply chains will impact the Company’s ability to obtain and distribute its licensed products; changes in the practices of healthcare providers, including any changes to the coverage, reimbursement and pricing for procedures using the Company’s licensed products; the uncertainties inherent in the initiation and conduct of clinical trials; availability and timing of data from clinical trials; whether results of earlier clinical trials or trials of Ameluz® in combination with BF-RhodoLED® in different disease indications or product applications will be indicative of the results of ongoing or future trials; uncertainties associated with regulatory review of clinical trials and applications for marketing approvals; whether the market opportunity for Ameluz® in combination with BF-RhodoLED® is consistent with the Company’s expectations; the Company’s ability to comply with public company requirements; the Company’s ability to retain and hire key personnel; the sufficiency of cash resources and need for additional financing and other factors that may be disclosed in the Company’s filings with the SEC, which can be obtained on the SEC website at www.sec.gov. Readers are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date on which they are made and reflect management’s current estimates, projections, expectations and beliefs. The Company does not plan to update any such forward-looking statements and expressly disclaims any duty to update the information contained in this press release except as required by law.

Contacts:

Barwicki Investor Relations

Andrew Barwicki

516-662-9461

andrew@barwicki.com